Exhibit 10.2

Commercial Net Lease for Part of Building

914 N. Broadway Suite 230 "Cadillac Building"

1.   Names. This Lease is made by Deylau, Landlord, and Ametrine Capital. Inc, Tenant.

2.   Premises Being Leased. Landlord is leasing to Tenant and Tenant is leasing from Landlord a portion of the following premises: 914 N. Broadway, Oklahoma City, OK 73102. Specifically, Tenant is leasing approximately 4,735 Sq. Ft. in Suite 220. Premises shall be identified in Exhibit I.

Shared Facilities. As part of this Lease, Tenant and Tenant's employees and customers may use the following additional facilities in common with other tenants, employees, and customers:  Areas in common with other Tenants: 1sl and 2nd Floor Bathrooms, Entry lobby, Fire Stairs, Elevator, Back Lobby, and Hallway Corridors.

3.   Term of Lease. This Lease begins on the January 1, 2011 and ends March 31, 2013.

4.   Rent. Tenant will pay rent before the 10Ih day of each month. Tenant's first Rent payment will be on or before January 101h, 2011 in the amount of $6,500.00. Tenant will pay Rent of $6,500.00 per month thereafter.

5.   Option to Extend Lease. Landlord grants Tenant the option to extend this Lease for an additional Three (3) years. To exercise this option, Tenant must give Landlord written notice on or before January 1st 2013. Tenant may exercise this option only if Tenant is in substantial compliance with the terms of this Lease. Tenant will Lease the premises on the same terms as in this Lease.

6.   Security Deposit. Tenant will deposit $6,500.00 with Landlord as security for Tenant's performance of the Lease at Lease Commencement. Landlord will refund the full Security Deposit to Tenant within Fourteen (14) days following the end of the Lease if Tenant returns the premises to Landlord in good condition (except for reasonable wear and tear) and Tenant has paid Landlord all sums due under this Lease. Otherwise, landlord may deduct any amounts required to place the premises in good condition and to pay for any money owed to Landlord under the Lease from Security Deposit.

7.   Improvements by Landlord. Landlord (at Landlord's expense) will deliver the Premises in "Shell" or "White Box" condition which includes walls, painting ofthe ceiling if desired, HVAC, soundproofing of windows, and basic light fixtures, receptacles, and switches.

8.   Improvements by Tenant. Tenant may make alterations and improvements to the Premises after obtaining the Landlord's written consent. Tenant must pay for any Improvements to the Premises. At any time before this Lease ends, Tenant may remove

Improvements to the Premises. At any time before this Lease ends, Tenant may remove any of Tenant's alterations and Improvements, as long as Tenant repairs any damage caused by attaching the items to or removing them from the Premises.

9.   Tenant's Use of Premises. Tenant will use the Premises for general business purposes consistent with those of an Oil and Gas Firm. Tenant may also use the premises for purposes reasonably related to the main use.

10.   Landlord's Representations. Landlord represents that:

A. At the beginning of the Lease Term, the Premises will be properly zoned for Tenant's stated use and will be in compliance with all applicable laws and regulations.

B. The Premises have not been used for the storage or disposal of any toxic or hazardous substance and Landlord has received no notice from any governmental authority concerning removal of any toxic or hazardous substance from the property.

11.    Utilities and Services.

A. Separately Metered Utilities. Tenant will pay for the following utilities and services that are to be separately metered. The cost to separately meter the Premises shall be absorbed by the Landlord, and shall not be included in the provided Tenant Improvement Allowance:

Electricity Bill (OG&E)

B. Other Utilities. Tenant will pay 13.15% of the following utilities and services to the entire building that are not separately metered to Tenant:

Water Bill (City of OKC)

Gas (ONG)

Tenant will pay for these utilities in monthly installments on or before the loth day of each month, paid to 914 N. Broadway Owners Association. Every month the Landlord will attach a copy of the bill with the invoices for their portion of the bill.

12. Maintenance and Repair of Common Areas. Landlord will maintain and make all necessary repairs to the common areas of the building and adjacent premises and keep these areas safe and free of trash. This includes:

On-site parking areas

Restroom facilities

Hallways, stairways, and elevators

Sidewalks and driveways

Tenant will pay Landlord NONE of the cost of such maintenance and repairs.

13.    Maintenance and Repair of Leased Premises. Landlord will maintain and make all necessary repairs to the following parts of the building in which the Leased Premises are located:

Roof

Foundation and structural components

Exterior walls

Interior common walls

Exterior doors and windows

Access control system

Plumbing system

Sewage disposal system

Electrical system

Heating, ventilating, and air-conditioning systems

Sprinkler system

Janitorial service of common areas

Tenant will maintain the Leased Premises and keep the Lease Premises in good condition except for those items specified above as being Landlord's responsibility.

14.    Insurance.

A. Landlord will carry fire and extended coverage insurance on the building.

B. Tenant will carry public liability insurance, which will include Landlord as a party insured. The public liability coverage for personal injury will be in at least the following amounts:

●$1,000,000.00 per occurrence.
●$2,000,000.00 per occurrence.

C. Landlord and Tenant release each other from any liability to the other for any property loss, property damage, or personal injury to the extent covered by insurance carried by the party suffering the loss, damage, or injury.

D. Tenant will give Landlord a copy of all insurance policies that this Lease requires Tenant to obtain.

15.    Taxes.

A. Landlord will pay all taxes and assessments that may be levied or assessed against the building and the land for the period of the Lease basis and will be assumed to cover a period of one year from the due date.

B. Tenant will pay all personal property taxes levied and assessed against Tenant's personal property.

16.    Subletting and Assignment. Tenant will not assign this Lease or sublet any part of the Premises without the written consent of Landlord. Landlord will not unreasonably withhold such consent.

17.    Damage to Premises.

A. If the premises are damaged through fire or other cause not from the fault of the Tenant, Tenant will owe no rent for any period during which Tenant is substantially deprived of the use of the premises.

B. If Tenant is substantially deprived of the use ofthe premises for more than Ninety (90) days because of such damage; Tenant may terminate this Lease by delivering written notice ofterrnination to Landlord.

18.    Notice of Default. Before starting a legal action to recover possession of the Premises based on Tenant's default, Landlord will notify Tenant in writing of the default. Landlord will take legal action only if Tenant does not correct the default within Ten (10) days after written notice is given or mailed to Tenant.

19.    Quiet Enjoyment. As long as Tenant is not in default under the terms of this Lease, Tenant will have the right to occupy the Premises peacefully and without interference.

20.    Eminent Domain. This Lease will become void if any part of the Leased Premises or the building in which the Leased Premises are located are taken by eminent domain. Tenant has the right to receive and keep any amount of money that the agency taking the Premises by eminent domain pays for the value of Tenant's Lease, its loss of business, and for moving and relocation expenses.

21.    Holding Over. If Tenant remains in possession after this Lease ends, the continuing tenancy will be from month to month.

22.    Disputes.

Litigation. If a dispute arises, either party may take the matter to court.

Mediation and Possible Litigation. If a dispute arises, the parties will try in good faith to settle it through mediation conducted by

A.    A mediator to be mutually selected by both parties.

The parties will share the costs of the mediator equally. Each party will cooperate fully and fairly with the mediator and will attempt to reach a mutually satisfactory compromise to the dispute. Ift he dispute is not resolved within Thirty (30) days after it is referred to the mediator, it will be arbitrated by

A. An arbitrator to be mutually selected by both parties.

Judgment on the arbitration award may be entered in any court that has jurisdiction over the matter. Costs of arbitration, including lawyers' fees, will be allocated by the arbitrator.

Landlord need not participate in mediation or arbitration of a dispute unless Tenant has paid the Rent called for by this Lease or has placed any unpaid Rent in escrow with an agreed-upon mediator or arbitrator.

23.    Additional Agreements: Landlord agrees to provide Tenant Ten (10) designated parking spaces in adjacent parking lot southeast ofthe building for the duration of the Lease Term.

24.    Entire Agreement. This is the entire agreement between the parties. It replaces and supersedes any and all oral agreements between the parties, as well as any prior writings.

25.    Successors and Assignees. This Lease binds and benefits the heirs, successors, and assignees ofthe parties.

26.    Notices. All notices must be in writing. A notice may be delivered to a party at the address that follows a party's signature or to a new address that a party designates in writing. A notice may be delivered:

(1) In person

(2) By certified mail

27.    Governing Law. This Lease will be governed by and construed in accordance with the laws of the state of Oklahoma.

28.    Counterparts. This Lease may be signed by the parties in different counterparts and the signature pages combined will create a document binding on all parties.

29.    Modification. This Lease may be modified only by a written agreement signed by all the parties.

30.    Waiver. If one party waives any term or provision of this Lease at any time, that waiver will only be effective for the specific instance and specific purpose for which the waiver was given. If either party fails to exercise or delays exercising any of its rights or remedies under this Lease, that party retains the right to enforce that term or provision at a later time.

31.    Severability. If any court determines that any provision of this Lease is invalid or unenforceable, any invalidity or unenforceability will affect only that provision and will not make any other provision of this Lease invalid or unenforceable and shall be modified, amended, or limited only to the extent necessary to render it valid and enforceable.

Landlord

Name of Business:    Deylau LLC

By:  /s/  Kristian Kos

Dated:         2/10/11

Printed Name:  Kristian Kos

Title:  Managing Member

Address: 914 N. Broadway, Oklahoma City. OK 73102

Tenant

Narne of  Business:    Ametrine CapitaL Inc.

By:    /s/  Richard Finley

Dated:    2/7/11

Title:      CFO

Address: 914 N. Broadway, Suite 220, Oklahoma City, OK 73102